                                                                     Exhibit 5.1

                [SKADDEN, ARPS, SLATE, MEAGHER & FLOM LETTERHEAD]


                                                        May 8, 1996

Designer Holdings Ltd.
1385 Broadway, Third Floor
New York, New York 10018

                           Re:      Designer Holdings Ltd.

                                    Registration Statement on Form S-1

Ladies and Gentlemen:

                  We have acted as special counsel to Designer Holdings Ltd., a Delaware corporation (the "Company"), in connection with the initial public offering by the Company of up to 6,650,000 shares (including 650,000 shares subject to an over-allotment option) (the "Company Shares") and by a certain stockholder of the Company (the "Selling Stockholder") of up to 7,150,000 shares (including 1,150,000 shares subject to an over-allotment option) (the "Selling Stockholder Shares" and, together with the Company Shares, the "Shares") of the Company's Common Stock, par value $.01 per share (the "Common Stock").

                  This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act of 1933, as amended (the "Act").

                  In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of (i) the Registration Statement on Form S-1 (File No. 333-2236) as filed with the Securities and Exchange Commission (the "Commission") on March 11, 1996 under the Act, Amendment No. 1 thereto filed with the Commission on April 17, 1996, Amendment No. 2 thereto filed with the Commission on April 22, 1996, Amendment No. 3 thereto filed with the Commission on May 6, 1996 and Amendment No. 4 filed with the Commis-

Designer Holdings Ltd.
May 8, 1996
Page 2

sion on May 8, 1996 (such Registration Statement, as so amended, being hereinafter referred to as the "Registration Statement"), (ii) the form of the U.S. Purchase Agreement (the "U.S. Purchase Agreement") proposed to be entered into among the Company, as issuer, the Selling Stockholder and Merrill Lynch, Pierce, Fenner & Smith Incorporated and Morgan Stanley & Co. Incorporated, as representatives of the several underwriters named therein (the "U.S. Underwriters"), filed as an exhibit to the Registration Statement, (iii) the form of the International Purchase Agreement (the "International Purchase Agreement" and, together with the U.S Purchase Agreement, the "Purchase Agreements") proposed to be entered into among the Company, as issuer, the Selling Stockholder and Merrill Lynch International Limited and Morgan Stanley & Co. International Limited, as lead managers of the several managing underwriters named therein (the "Managers" and, together with the U.S. Underwriters, the "Underwriters"), filed as an exhibit to the Registration Statement, (iv) a draft specimen certificate representing the Common Stock, (v) the Certificate of Incorporation of the Company, as presently in effect, (vi) the By-Laws of the Company, as presently in effect and (vii) certain resolutions of the Board of Directors of the Company and drafts of certain resolutions (the "Draft Resolutions") of the Pricing Committee of the Board of Directors of the Company (the "Pricing Committee") in each case relating to the issuance and sale of the Shares and related matters. We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Company and such agreements, certificates of public officials, certificates of officers or other representatives of the Company and others, and such other documents, certificates and records as we have deemed necessary or appropriate as a basis for the opinions set forth herein.

                  In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other

Designer Holdings Ltd.
May 8, 1996
Page 3

than the Company and the Selling Stockholder, we have assumed that such parties had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinions expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company and others.

                  Members of our firm are admitted to the bar in the State of Delaware, and we do not express any opinion as to the laws of any other jurisdiction.

                  Based upon and subject to the foregoing, we are of the opinion that:

                  (1) When (i) the Registration Statement becomes effective,
(ii) the Draft Resolutions have been adopted by the Pricing Committee, (iii) the price at which the Shares are to be sold to the Underwriters pursuant to the Purchase Agreements and other matters relating to the issuance and sale of the Shares have been approved by the Pricing Committee in accordance with the Draft Resolutions, (iv) the Purchase Agreements have been duly executed and delivered and (v) certificates representing the Shares substantially in the form of the specimen certificates examined by us have been manually signed by an authorized officer of the transfer agent and registrar for the Common Stock and registered by such transfer agent and registrar, and delivered to and paid for by the Underwriters at a price per share not less than the per share par value of the Common Stock, as contemplated by the Purchase Agreements, the issuance and sale of the Company Shares will have been duly authorized, and the Company Shares will be validly issued, fully paid and nonassessable.

                  (2) The Selling Stockholder Shares have been duly authorized and validly issued and are fully paid and nonassessable.

Designer Holdings Ltd.
May 8, 1996
Page 4

                  We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the caption "Legal Matters" in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.

                                          Very truly yours,

                           /s/ SKADDEN, ARPS, SLATE, MEAGHER & FLOM